EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of P.A.M. Transportation Services, Inc. on Forms S-8 (File Nos. 333-80505 and 333-145778).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
March 12, 2008